EXHIBIT 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IRONWORKERS LOCAL NO. 25 PENSION FUND,

                                       Plaintiff,

                   V.

EDWARD L. DOHENY II, STEVEN L. GERARD, MARK J. GLIEBE, JOHN T. GREMP, JOHN NILS HANSON, GALE E. KLAPPA, RICHARD B. LOYND, P. ERIC SIEGERT, JAMES H. TATE, AND BANK OF AMERICA, N.A.,

                                       Defendants,

                   and

JOY GLOBAL, INC.,

                                       Nominal Defendant.

C.A. No. 10341-VCP

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

WHEREAS, on November 12, 2014, Ironworkers Local No. 25 Pension Fund ("Plaintiff”) filed a complaint (the “Complaint”) against defendants Edward L. Doheny II, Steven L. Gerard, Mark J. Gliebe, John T. Gremp, John Nils Hanson, Gale E. Klappa, Richard B. Loynd, P. Eric Siegert, and James H. Tate (“Director Defendants,”), as members of the board of directors (“Board”) of Joy Global, Inc. (“Joy Global” or the “Company”), Joy Global, and Bank of America, N.A., the administrative agent under the credit agreements at issue (“BANA,” and together with MGM and the Director Defendants, “Defendants”);

WHEREAS, the Complaint alleged that, in connection with the adoption of what Lead Plaintiff has termed “Dead Hand Proxy Put” provisions in the Company’s credit agreements, (i) the members of the Company’s Board breached their fiduciary duties, and (ii) BANA aided and abetted the Board;

WHEREAS, the Complaint sought, among other things, a declaration from the Court that the Dead Hand Proxy Put provisions were invalid, unenforceable, and severable from the debt agreements;

WHEREAS, on January 27, 2015 the requisite lenders approved amendments to Joy Global’s Amended and Restated Credit Agreement dated as of July 29, 2014 and its Second Amended and Restated Credit Agreement dated as of July 29, 2014 (“Credit Agreement Amendments”) which eliminated the challenged provisions;

WHEREAS, as a result of the Credit Agreement Amendments, Plaintiff and Defendants agree that the claims in the Complaint are moot;

WHEREAS, on January 28, 2015, Lead Plaintiff wrote to advise the Court that, as a result of the Credit Agreement Amendments, Plaintiffs claims had been rendered moot;

WHEREAS, on May 22, 2015, Joy Global agreed, in the exercise of business judgment, to pay Co-Lead Counsel $300,000 in attorneys’ fees;

WHEREAS, Defendants deny any and all allegations of Plaintiff that Defendants engaged in wrongdoing in any way, and the Company states that the Company has agreed to settle Plaintiff’s application for an award of attorneys’ fees and expenses due to the costs of defense of that application and litigation risk associated therewith;

WHEREAS, the Court has not passed on the amount of the fee.

IT IS HEREBY STIPULATED AND AGREED, pursuant to Rules 23(e) and 41(a) of the Rules of the Court of Chancery, subject to the approval of the Court, that:

1.
The Company shall file this Stipulation and Order of Dismissal as an attachment to the Company’s next Form 10-Q following the entry of this Stipulation and Order of Dismissal (“Order”). The filing by Joy Global of this Order as an attachment to a Form 10-Q constitutes adequate notice for purposes of Rule 23(e) (the “Notice”);

2.
The Company shall file with the Court an affidavit that the Notice has been made (the “Affidavit”) in accordance with paragraph 1 above no later than three (3) calendar days after the Notice is publicly-filed;

3.	Upon the filing of the Affidavit:

A.	The action will be dismissed with prejudice as to the Plaintiff, and without prejudice to all other Joy Global stockholders;

B.	The Register in Chancery is directed to close this case on the docket;

C.	The Court will no longer retain any jurisdiction over this action.

4.	The Company shall pay to the Plaintiff's Counsel fees in the amount of $300,000 within 7 calendar days of the date of the entry of the Order to an account designated by Plaintiff's Counsel.

Dated: June 3, 2015

FRIEDLANDER & GORRIS, P.A. /s/ Joel Friedlander Joel Friedlander (Bar No. 3163) 222 Delaware Avenue, Suite 1400 Wilmington, Delaware 19801 (302) 573-3500 , Attorneys for Plaintiff
MORRIS NICHOLS ARSHT &
    TUNNELL LLP

/s/ William M. Lafferty
William M. Lafferty (Bar No. 2755)
D. McKinley Measley (Bar No. 5108)
1201 N. Market Street
Wilmington, Delaware 19801
(302) 658-9200 , Attorneys for Defendant Bank of America N.A.

BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP Mark Lebovitch 1285 Avenue of the Americas New York, New York 10019 (212) 554-1400	SHEARMAN & STERLING LLP Adam S. Hakki Agnès Dunogué 599 Lexington Avenue New York, New York 10022-6069 (212) 848-4000

POTTER ANDERSON CORROON LLP

/s/ T. Brad Davey
T. Brad Davey (Bar No. 285)
1313 North Market Street, 6th Floor
Wilmington, Delaware 19801
(302) 984-6000, Attorneys for Defendants Joy Global, Inc., Edward L. Doheny II, Steven L. Gerard, Mark J. Gliebe, John T. Gremp, John Nils Hanson, Gale E. Klappa, Richard B. Loynd, P. Eric Siegert, and James H. Tate

COVINGTON & BURLING LLP Mark P. Gimbel C. William Phillips 620 Eighth Avenue New York, New York 10018 (212) 841-1000

SO ORDERED this 5th day of June, 2015.

/s/ Donald F. Parsons
Vice Chancellor